EXHIBIT 99(a)

                              TECH-SYM CORPORATION
         10500 Westoffice Drive, Suite 200 o Houston, Texas 77042-5391
               Telephone: 713/785-7790 o Telecopier: 713/780-3542

PRESS RELEASE


                TECH-SYM UNIT TO ACQUIRE TELEFUNKEN SENDERTECHNIK

         FOR IMMEDIATE RELEASE, HOUSTON, TEXAS, SEPTEMBER 18, 1995 -- Tech-Sym Corporation (NYSE:TSY) today announced that its Continental Electronics Corporation subsidiary in Dallas, Texas, has agreed to acquire all the outstanding shares of TELEFUNKEN Sendertechnik GmbH from Daimler-Benz Aerospace AG. The transaction is subject to an existing restructuring plan of TELEFUNKEN Sendertechnik GmbH and the performance of other related undertakings of both parties. The acquisition is expected to be completed on December 31, 1995. Financial terms of the agreement were not disclosed.

         TELEFUNKEN Sendertechnik GmbH is the successor to over 90 years of experience in designing and producing broadcast transmitting equipment. From its facility in Berlin, it has provided equipment primarily to European governments and commercial organizations, the Voice of America, Radio Free Europe, and other governments and organizations worldwide.

         Wendell W. Gamel, Chairman and President of Tech-Sym, commented, "The markets and products provided by TELEFUNKEN Sendertechnik will more than double our presence in the broadcast industry. Digital Audio Broadcasting (DAB) and High Definition Television are substantial markets of the future in which we plan to be a major participant."

         Gamel concluded, "The combination of the capabilities and products of Continental Electronics, TELEFUNKEN Sendertechnik, and our Continental-Lensa subsidiary in Santiago, Chile, which we acquired last year, enables us to offer a full range of products for AM, VHF-FM, shortwave, television and DAB applications including transmitters, antennas and accessories along with complete system engineering and turnkey services worldwide."

         Tech-Sym Corporation is a diversified electronics engineering and manufacturing company primarily involved in the design, development, and production of products used for communications, seismic exploration for hydrocarbons, defense systems, and environmental monitoring.


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For further information, please contact:

         Wendell W. Gamel                   Robert P. Jones/Adam Steinberg
         Chairman and President             Lee Foley - Media Relations
         Tech-Sym Corporation               Morgen-Walke Associates
         10500 Westoffice Drive             380 Lexington Avenue, 50th Floor
         Houston, Texas 77042               New York, NY  10168
         (713) 785-7790                     (212) 850-5600